Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Eileen Cassidy Rivera eileen.rivera@vangent.com
VANGENT, INC. ANNOUNCES FIRST QUARTER 2010
FINANCIAL RESULTS
- First Quarter Revenue Increase of 46% Over First Quarter 2009
Driven by Government Group -
- Operating Income Grew 55% Over First Quarter 2009 -
Arlington, VA — May 11, 2010 — Vangent, Inc., a leading global provider of information management and strategic business process services, today announced its first quarter 2010 financial results.
Quarter-to-Quarter Comparison
Vangent reported revenue from continuing operations of $194.2 million for the quarter ended April 3, 2010, an increase of $61.3 million or 46.0% compared to $132.9 million in the year ago period.
The increase in total revenue from continuing operations reflects a $59.5 million or 50% increase in revenue from the Government Group. The increase is primarily attributable to $48.8 million in revenue from Vangent’s 2010 U.S. Census contract. In addition, Vangent had strong year-over-year growth with its core customers, including $5.6 million in increased revenue from contracts with the Centers for Medicare and Medicaid Services and the Centers for Disease Control and Prevention, $3.4 million in revenue from the Military Health System and $3.1 million related to an increase in revenue earned on Vangent’s contract with the Office of Federal Student Aid at the U.S. Department of Education.
Also contributing to higher revenue in the three months ended April 3, 2010 was a $2.1 million increase in International Group revenue driven by the favorable impact of foreign currency exchange rates as well as additional revenue from contracts in the United Kingdom.
The first quarter ended April 3, 2010 was six days longer than the corresponding period in 2009, further contributing to the increase in revenue.
Offsetting the increase in Government and International Group revenue was a 6% decline in Human Capital Group revenue for the quarter ended April 3, 2010. The decline in revenue is due to the substantial completion of Vangent’s contract with the U.S. Air Force to modernize the learning infrastructure of the Royal Saudi Air Force.
Operating income increased 55% to $18.1 million for the quarter ended April 3, 2010 compared to $11.7 million for the quarter ended March 28, 2009. The increase in operating income was primarily due to increase in revenue related to Vangent’s U.S. Census contract.

Vangent reported net income of $5.6 million for the three months ended April 3, 2010, an increase of $4.6 million compared to the prior year quarter. Adjusted EBITDA grew to $27.0 million for the first quarter of 2010, compared with $20.7 million for the prior year quarter. The increase in Adjusted EBITDA was primarily attributable to the increase in Government Group operating income.
Vangent booked $24.4 million in new backlog in the first quarter of 2010, a period in which new contract awards are generally slower. Vangent’s total contract backlog, which is the amount of revenue the Company expects to realize over the remaining term of the contracts, including the base period and all option years, totaled $1.9 billion at April 3, 2010. Vangent’s funded backlog, the portion for which funding has been authorized, totaled $457.1 million at April 3, 2010.
“We are pleased with our first quarter results,” said Mac Curtis, President and Chief Executive Officer of Vangent. “Our strong revenue, profitability and cash position reflects consistent execution in our core Government Group business, including our work supporting the 2010 U.S. Census. We also are pleased with the continued growth of our health solutions business including our expanding Military Health System portfolio. Overall, we are well positioned for the remainder of 2010 as we continue to identify and capitalize on opportunities with the Obama Administration’s healthcare reform legislation and other policy initiatives. Our recent investments in corporate development are paying off and a significant number of new business opportunities are under evaluation.”
Liquidity, Cash Flow and Balance Sheet Information
Total long-term debt at April 3, 2010 was $406.8 and cash and cash equivalents were $10.7 million. Net cash used in operating activities was $19.0 million for the three months ended April 3, 2010, an increase of $9.2 million compared to the prior year period primarily due to working capital requirements for the 2010 U.S. Census contract. Vangent’s total liquidity, which includes $49.8 million available under its revolving credit facility, was $60.5 million.
Discontinued Operations
In the fourth quarter of 2009, Vangent completed an evaluation of its international business and committed to a plan to sell its business operations in Latin America. The consolidated financial statements have been revised for all periods presented to report our Latin American business as discontinued operations.
Revenue from discontinued operations totaled $7.1 million for first quarter ended April 3, 2010, compared to $4.6 million in the year ago period. The increase in revenue from discontinued operations reflects $2.9 million from Mexico from a contract with Mexico’s social security agency.
Net loss from discontinued operations for the three months ended April 3, 2010 totaled $2.4 million compared to a net loss of $0.6 million in the comparable year period. The net loss includes a $2.6 million non-cash charge to increase the Company’s provision for an expected loss on the disposal of the Latin America business.

Q1 2010 Financial Results Conference Call
The conference call will take place on Tuesday, May 11, 2010 at 11:00 am ET. Interested parties may call (888) 857-6931 and request the “Vangent First Quarter 2010 Financial Results Conference Call,” conference ID # 5472546.
Audio Replay
A replay of the earnings call can be heard after 2:00 p.m. on May 11, 2010 until May 25, 2010. To hear the replay, dial (888) 203-1112 and enter the same conference ID # 5472546.
Vangent’s first quarter 2010 financial statements including its Quarterly Report on Form 10-Q will be made available on the company’s website at www.vangent.com in connection with Vangent Q1 2010 Financial Results Conference Call.
About Vangent, Inc.
With more than 10,000 employees worldwide, Vangent, Inc. is a global provider of consulting, systems integration, human capital management and strategic business process services to the U.S. federal and international governments, higher education institutions and corporations. Clients include the Centers for Medicare & Medicaid Services, the U.S. Departments of Defense, Education, Health and Human Services, State and Labor; U.S. Census Bureau and the U.S. Office of Personnel Management, as well as Fortune 500 companies.
Forward-Looking Statements
This press release contains forward-looking statements. Forward-looking statements are those that do not relate solely to historical fact. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “projects,” “likely,” “will,” “would,” “could” and similar expressions or phrases identify forward-looking statements. All forward-looking statements involve risks and uncertainties. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. In light of these risks and uncertainties, expected results or other anticipated events or circumstances discussed in this press release might not occur. We undertake no obligation, and specifically decline any obligation, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Vangent, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands)

	Three Months Ended
	April 3,	March 28,
	2010	2009
Revenue	$194,197	$132,873
Cost of revenue	158,226	107,365

Gross profit	35,971	25,508
General and administrative expenses	12,190	9,691
Selling and marketing expenses	5,675	4,143

Operating income	18,106	11,674
Interest expense and other, net	8,236	8,351

Income from continuing operations before income taxes	9,870	3,323
Provision for income taxes	1,834	1,744

Income from continuing operations	8,036	1,579
Loss from discontinued operations (net of tax)	(2,437)	(615)

Net income	$5,599	$964

Statements of Operations Data as a Percent of Revenue
Revenue	100.0%	100.0%
Cost of revenue	81.5	80.8

Gross profit margin	18.5	19.2
General and administrative expenses	6.3	7.3
Selling and marketing expenses	2.9	3.1

Operating income margin	9.3	8.8
Interest expense, net	4.2	6.3

Income before income taxes	5.1	2.5
Provision for income taxes	0.9	1.3

Income from continuing operations	4.2	1.2
Loss from discontinued operations (net of tax)	(1.3)	(0.5)

Net income	2.9%	0.7%

Vangent, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

	April 3,	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$10,718	$44,638
Trade receivables, net	141,867	109,846
Prepaid expenses and other assets	11,696	10,353
Assets of discontinued operations	17,229	15,036

Total current assets	181,510	179,873

Property and equipment, net	24,210	25,124
Intangible assets, net	146,328	151,860
Goodwill	267,983	268,212
Deferred debt financing costs and other	7,943	8,433
Assets of discontinued operations	4,513	6,727

Total assets	$632,487	$640,229

Liabilities and Stockholder’s Equity
Current liabilities:
Current portion of long-term debt	$—	$13,534
Accounts payable and accrued liabilities	68,107	64,849
Accrued interest payable	3,363	8,186
Deferred tax liability	4,948	5,628
Deferred revenue	5,328	3,976
Liabilities of discontinued operations	7,455	7,521

Total current liabilities	89,201	103,694

Long-term debt, net of current portion	406,754	406,832
Other long-term liabilities	4,925	7,194
Deferred tax liability	14,046	12,144
Liabilities of discontinued operations	565	502

Total liabilities	515,491	530,366

Stockholder’s equity	116,996	109,863

Total liabilities and stockholder’s equity	$632,487	$640,229

Vangent, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Three Months Ended
	April 3,	March 28,
	2010	2009
Cash flows from operating activities
Net income	$5,599	$964
Less: loss from discontinued operations (net of tax)	(2,437)	(615)

Income from continuing operations	8,036	1,579
Depreciation and amortization	8,357	8,113
Other non-cash charges	2,481	2,357
Net changes in operating assets and liabilities:
Trade receivables	(32,066)	(4,094)
Prepaid expenses and other assets	(3,538)	364
Accounts payable and other liabilities	(283)	(18,206)

Continuing operations, net	(17,013)	(9,887)
Discontinuing operations, net	(1,994)	61

Net cash used in operating activities	(19,007)	(9,826)

Cash flows from investing activities
Capital expenditures, continuing operations	(1,304)	(1,195)
Discontinued operations	(123)	(1,114)

Net cash used in investing activities	(1,427)	(2,309)

Cash flows from financing activities
Repayment of senior secured term loan	(13,612)	—
Other	(29)	(82)

Net cash used in financing activities — continuing operations	(13,641)	(82)

Effect of exchange rate changes on cash and cash equivalents	(146)	(109)

Net decrease in cash and cash equivalents	(34,221)	(12,326)
Total cash and cash equivalents, beginning of period	45,584	21,134

Total cash and cash equivalents, end of period	11,363	8,808
Less: cash and cash equivalents, discontinued operations	645	2,239

Cash and cash equivalents, continuing operations	$10,718	$6,569

Vangent, Inc.
Reconciliation of GAAP to Non-GAAP Measures (Unaudited)
(in thousands)

	Three Months Ended		Twelve Months Ended
	April 3,	March 28,	April 3,	March 28,
	2010	2009	2010	2009
Net Income (loss)	$5,599	$964	$(29,370)	$(23,120)
Provision for income taxes	1,834	1,744	6,884	4,908
Interest expense, net of interest income	8,270	8,351	34,201	34,653
Depreciation and amortization	8,357	8,113	32,119	33,673

EBITDA	24,060	19,172	43,834	50,114
Loss from discontinued operations	2,437	615	18,653	3,480
Impairment charges for goodwill and intangibles	—	—	11,227	13,794
Equity-based compensation expense	262	247	1,057	1,059
Net transition and contract settlement costs	—	65	—	739
Management fee	265	368	1,186	1,251
Other	(12)	282	458	2,214

Adjusted EBITDA	$27,012	$20,749	$76,415	$72,651

(a)	EBITDA is defined as net income (loss) before interest, income taxes, and depreciation and amortization. Management uses this measure as an indicator of operating performance. EBITDA is not an indicator of financial performance under generally accepted accounting principles (“GAAP”) or a measure of liquidity and may not be comparable to similarly captioned information reported by other companies. In addition, it should not be considered as an alternative to, or more meaningful than, income (loss) before income taxes, cash flows from operating activities, or other traditional indicators of operating performance.

(b)	Adjusted EBITDA is a financial measure used to calculate the consolidated leverage ratio, one of the more restrictive financial covenants under the senior secured credit facility. Adjusted EBITDA excludes (i) discontinued operations, (ii) impairment charges for goodwill and intangibles, (iii) equity-based compensation expense, (iv) net transition and contract settlement costs, (v) management fee and expenses paid to Veritas Capital, and (vi) and other items included in the debt agreement.
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